EXHIBIT 35.1

ANNUAL SERVICER COMPLIANCE STATEMENT OF THE SERVICER
FOR THE YEAR ENDED OCTOBER 31, 2012

The undersigned, duly authorized officers of Royal Bank of Canada, as Servicer and Cash Manager under the Servicing Agreement and Cash Management Agreement, respectively, do hereby certify that:

1.
A review of the activities of the Servicer and Cash Manger during the period from September 19, 2012 through October 31, 2012, and of its performance under the Servicing Agreement and Cash Management Agreement was conducted under my supervision.

2.
To the best of my knowledge, based on such review, the Servicer and Cash Manager have fulfilled all of their obligations under the Servicing Agreement and Cash Management Agreement, respectively, in all material respects throughout such period, except as disclosed in this report.

IN WITNESS WHEREOF, the undersigned have duly executed this Certificate on behalf of the Servicer this 28th day of June, 2013.

By:	/s/ James Salem
James Salem
Executive Vice-President and Treasurer

By:	/ s/ David Power
David Power
Vice-President, Market Strategy and Execution, Corporate Treasury